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                                                                    Exhibit 24.1

                                 CERTIFICATION
                                 -------------


        I, J. Kenneth Croney, do hereby certify that I am the duly elected Secretary of Alco Standard Corporation ("Alco"), an Ohio corporation that set forth below is a true and correct copy of a resolution duly adopted at a meeting of the Board of Directors of said corporation on November 12, 1993; and that such resolution is as of the date hereof in full force and effect:

        RESOLVED, that each of the officers and directors of the corporation is hereby authorized to appoint Ray B. Mundt, Hugh G. Moulton and J. Kenneth Croney as his or her attorneys-in-fact on behalf of each of them each attorney-in-fact with the power of substitution, to execute on such officer's or director's behalf, one or more registration statements and annual reports of the corporation for filing with the Securities and Exchange Commission ("SEC"), and any and all amendments to said documents which said attorney may deem necessary or desirable to enable the corporation to register the offering of (i) serial preferred stock; (ii) common stock; (iii) debt securities; and/or(iv) participation interest in employee benefit plans under the Federal securities law, and to further enable the corporation to file such reports as are necessary under Section 13 or 15(d) of the Securities Exchange Act of 1934 and such other documents as are necessary to comply with all rules, regulations or requirements of the SEC in respect thereto.

        IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of July, 1994.


                                                  /s/ J. Kenneth Croney
                                            ___________________________________
                                                      J. Kenneth Croney